UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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HUDSON GLOBAL, INC.
(Name of Registrant as Specified in Its Charter)

LONE STAR VALUE INVESTORS, LP LONE STAR VALUE INVESTORS GP, LLC LONE STAR VALUE MANAGEMENT, LLC JEFFREY E. EBERWEIN BRADLEY L. RADOFF RICHARD K. COLEMAN, JR.
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Lone Star Value Management, LLC, together with the other participants named herein (collectively, “Lone Star Value”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of Lone Star Value’s slate of two highly-qualified director nominees to the Board of Directors of Hudson Global, Inc., a Delaware corporation (the “Company”), at the Company’s upcoming 2014 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On May 16, 2014, Lone Star Value issued the following press release:

GLASS LEWIS & CO. AFFIRMS THE NEED FOR CHANGE ON HUDSON'S BOARD AND RECOMMENDS HUDSON SHAREHOLDERS VOTE ON THE GOLD CARD

Glass Lewis Concludes That It Is "Not Inclined To Suggest Shareholders Should Accept The Board's Rebuke -- That Hudson Is On The Cusp Of Achieving The Goals Of Its Multi-Year Plan -- Following Three Full Years Of Stagnant Performance"

Agrees That "The Board's Overarching Governance Framework, Which Expressly Limits Several Important Rights That Might Otherwise Be Afforded To Hudson's Independent Shareholders, Is Decidedly Mediocre."

Lone Star Value Urges All Shareholders to Vote the GOLD Proxy Card to Support the Election of Both Lone Star Value Nominees -- Jeff Eberwein and Richard Coleman

NEW YORK, May 16, 2014 -- Lone Star Value Management, LLC (together with the participants in its solicitation, "Lone Star Value"), a significant shareholder of Hudson Global, Inc. ("Hudson" or the "Company") (NASDAQ: HSON), announced today that Glass Lewis & Co., LLC, a leading independent proxy voting advisory firm ("Glass Lewis"), has recommended that Hudson's shareholders vote on Lone Star Value's GOLD proxy card to elect Richard Coleman at Hudson's upcoming Annual Meeting on May 29, 2014.  Lone Star Value urges all Hudson shareholders to support Glass Lewis' calls for change on the Hudson Board by voting the GOLD proxy card TODAY to elect both Lone Star Value's highly qualified nominees, Jeffrey Eberwein and Richard Coleman at the Annual Meeting.

Jeff Eberwein of Lone Star Value Management stated, "Glass Lewis has recommended much-needed change to the Hudson Board.  Importantly, Glass Lewis has recognized the sustained underperformance of Hudson, the lack of supporting evidence that Hudson's current plan is delivering value or reason to believe that after three years it will now start to produce results. We greatly appreciate the strong support from shareholders who have already voted for Lone Star Value's nominees on the GOLD proxy card and urge all of our fellow shareholders to vote their GOLD proxy card today to elect both of our director nominees who are firmly committed to the future success of Hudson."

In reaching its conclusion, Glass Lewis performed a detailed analysis of both sides' positions in the election contest and, in particular, carefully considered, among other things, the Company's poor total shareholder return and operating performance, the record of the current CEO and governance concerns.  Glass Lewis concluded that shareholders should vote on the GOLD proxy card saying:

"Taken collectively, we believe Lone Star has submitted a fairly strong case to suggest the transformational strategy executed by management and overseen by the board has driven little, if any, discernible value for Hudson's independent investors, and, of equal import, done little to close the significant gap in the Company's valuation relative to its peers. In view of this continued disparity, we are not inclined to suggest shareholders should accept the board's rebuke – that Hudson is on the cusp of achieving the goals of its multi-year plan -- following three full years of stagnant performance."

"We also agree the board's overarching governance framework, which expressly limits several important rights that might otherwise be afforded to Hudson's independent shareholders, is decidedly mediocre. This perspective is not meaningful impacted by the board's election to submit a declassification proposal to investors at the current annual meeting, particularly given that the underlying structure essentially forestalls meaningful change for several years. We hardly consider such an approach reflective of a board truly committed to progressive standards of corporate governance."

Excerpts from Glass Lewis' Analysis & Recommendation

On the Company's continued destruction of shareholder value & ineffective restructuring plans:

"In particular, Hudson has traded at a substantial discount to the midpoint of its peers over each of the noted periods. More notably still, this discount has not meaningfully shifted in the three full years since the Company began its transition, suggesting the market has yet to assign any meaningful incremental value to Hudson's stated plans. Here, we emphasize again that, restructuring plans notwithstanding, a period of three years is, in our view, sufficient to begin to evaluate the effectiveness of management and the board in creating value for investors. By that standard, we consider the board's non-relative arguments and emphasis on purported future gains insufficiently deflects Lone Star's more pointed quantitative critiques."

On the shareholders' rightful skepticism that the current leadership can deliver value given the Board's marked absence of concrete, supportive data:

"By extension, it is worth noting the board appears to make no express reference to Hudson's share price performance on relative or absolute bases; rather, the board opts for broader commentary around Manolo Marquez's ability to deliver "sustained value for shareholders" and implement a strategy that "continues to drive value for shareholders". In our view, shareholders should greet the marked absence of concrete, supportive total returns data with some skepticism here."

On Hudson's current plan NOT working & the resulting need for fresh perspective at the board level:

"…a broad view of Mr. Marquez's tenure hardly suggests shareholders are reaping considerable gains as an extension of the promulgated strategy, lending credence to the notion that investors might prospectively benefit from a fresh perspective at the board level."

On the continued inability of the current Board and "new" CEO to deliver value:

Based on our review, it seems management and the board have neither sustained nor driven value for investors, as Hudson has posted negative returns for both of the selected periods falling under Mr. Marquez's service. Moreover, these losses are significantly off the pace set by the Company's peers and the Nasdaq Composite Index over each of the review periods. Perhaps most notably, Hudson's relative returns for the three-year period prior to Mr. Marquez's appointment and the nearly three-year period since his appointment are virtually identical: (i) total shareholder returns of -32.6% for Hudson against total shareholder returns of 17.1% for the peer composite over the three-year period ended April 29, 2011; versus (ii) total shareholder returns of -28.0% for Hudson against total shareholder returns of 15.0% for the peer composite over the period falling between May 1, 2011 and January 17, 2014."

On CEO Marquez' plan having had enough time to deliver results:

"…it is worth noting Mr. Marquez has been in place for three full years, and Hudson has since turned over a significant number of executive roles. In our view, this span of time is sufficient for the market to assess and value the strategies publicly promulgated by the board, notwithstanding the board's arguments about the complexities of repositioning a professional services company."

On Hudson's poor corporate governance:

"With respect to the Company's corporate governance, we believe Lone Star identifies a range of noteworthy issues that highlight Hudson's fairly regressive governance policies and unconvincing approach to change."

"Taken together with the remainder of our concerns, we believe Lone Star fairly criticizes Hudson for maintaining governance standards that are regressive and reasonably likely to serve as entrenchment devices for the incumbent board."

On Hudson's reactive and regressive proposed declassification:

"However, while we might otherwise strongly laud this proposal as a positive step for the Company -- and, by extension, its shareholders -- we note Hudson has elected to structure the proposal in the most regressive way possible. In particular, as presently framed, the annual election of directors would not effectively begin until the 2017 annual meeting of shareholders, with the current board nominees sitting for full three-year terms. Such a structure essentially deprives independent shareholders of the aforementioned benefits for several years, and concurrently affords management and the board considerable insulation from shareholder critique. Moreover, consistent with our super-majority concerns, we note the amendment, flawed as it is, also requires the affirmative vote of at least 70% of the outstanding shares of common stock, a vote standard that borders on preclusive. As a concluding observation, we consider the timing of the proposal is suspect, and question whether such an amendment would be submitted for consideration in the absence of the current contest."

VOTE FOR CHANGE AND IMPROVEMENT AT HUDSON GLOBAL

PLEASE SIGN, DATE AND MAIL THE ENCLOSED GOLD PROXY CARD TODAY

If you have any questions, or require assistance with your vote, please contact our proxy solicitor, InvestorCom, Inc., at (877) 972-0090.  All of our proxy materials are available at:  www.icommaterials.com/HSON

Sincerely,

Jeffrey E. Eberwein
Lone Star Value Management, LLC

About Lone Star Value Management:

Lone Star Value Management, LLC ("Lone Star Value") is an investment firm that invests in undervalued securities and engages with its portfolio companies in a constructive way to help maximize value for all shareholders.  Lone Star Value was founded by Jeff Eberwein who was formerly a Portfolio Manager at Soros Fund Management and Viking Global Investors.  Lone Star Value is based in Old Greenwich, CT.

Investor Contact:
John Glenn Grau
InvestorCom, Inc.
(203) 972-9300 ext. 11

If you have any questions, require assistance with submitting your GOLD proxy card or need additional copies of the proxy materials, please contact our proxy solicitor, InvestorCom, Inc., at (877) 972-0090.